Toreador Resources Corporation

4809 Cole Avenue, Suite 108

Dallas, Texas 75205

October 2, 2006

Via EDGAR and Facsimile (202) 772-9368

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-0213

Re:	Toreador Resources Corporation

Item 402(a) Form 8-K

Filed September 8, 2006

File No. 000-02517

Ladies and Gentlemen:

As requested in the letter dated September 11, 2006 containing comments from the staff of the Securities and Exchange Commission (the “Commission”) relating to the above-referenced filing, Toreador Resources Corporation (“Toreador”) hereby acknowledges the following:

(1)	Toreador is responsible for the adequacy and accuracy of the disclosure in the filing;
(2)	comments from the Commission staff or changes to disclosure in response to Commission staff comments do not foreclose the Commission from taking any action with respect to the filing; and
(3)	Toreador may not assert Commission staff comments as a defense to any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

TOREADOR RESOURCES CORPORATION

By:	/s/ Charles Campise

Charles Campise

VP-Accounting & CAO